Exhibit 10.29

To:	Poseidon Containers Holdings LLC

and Hector Marine LLC each of

Trust Company Complex

Ajeltake Road

Ajeltake Island

Majuro MH96960

The Marshall Islands

22. November 2013

Dear Sirs,

Loan Facility of (originally) up to US$45,000,000 to Hector Marine LLC

We refer to:

(a)	the Loan Agreement dated 28 February 2013 (as may be amended and/or supplemented from time to time) and made between (i) Hector Marine LLC as Borrower and (ii) Deutsche Bank AG Filiale Deutschlandgeschäft as Lender (the “Loan Agreement”); and

(b)	the guarantee dated 28 February 2013 executed by Poseidon Container Holdings LLC as guarantor (the “Guarantor”) in favour of ourselves as Lender, guaranteeing the obligations of the Borrower under the Loan Agreement (the “Guarantee”).

Terms defined in the Loan Agreement shall have the same meanings when used in this Letter unless otherwise defined herein or the context of this Letter otherwise requires.

We also further refer to:

(a)	the loan agreement (the “Senior Loan Agreement”) to be executed between (i) Laertis Marine LLC, Penelope Marine LLC and Telemachus Marine LLC as joint and several borrowers (the “Senior Borrowers”), (ii) certain banks and financial institutions listed therein as lenders (the “Senior Lenders”) and (ii) DVB as agent (in such capacity the “Agent”), as K-Sure agent (in such capacity the “K-Sure Agent”), as security trustee (in such capacity the “Security Trustee” and together with Agent, K-Sure Agent, the Security Trustee and the Senior Lenders, the “Senior Creditor Parties” ) and as swap bank (in such capacity the “Swap Bank”) pursuant to which the Senior Lenders agreed to make available a secured loan facility (the “Senior Loan”) for the purpose of financing part of the acquisition cost of three new building container vessels currently under construction by HHIC-Phil Inc., Philippines and bearing builder’s Hull Nos. NCP0123, NCP0124 and NCP0125 (the “Ships” and in the singular means either of them);

(b)	the master agreement (the “Senior Master Agreement”) on the 2002 ISDA (Multicurrency-Crossborder) form, together with the schedule thereto to be executed between the (i) the Swap Bank and (ii) the Senior Borrowers;

(c)	a guarantee to be executed by Odyssia NB LLC (“Odyssia NB”) in favour of DVB in respect of the obligations of the Senior Borrowers under the Senior Loan Agreement and the Senior Master Agreement;

(d)	a guarantee to be executed by Odyssia Containers Holdings LLC (“Odyssia Containers”) in favour of DVB in respect of the obligations of Argos Marine LLC (“Argos”) under a loan agreement (the “Junior Loan Agreement”) to be executed between (i) Argos as borrower (the “Junior Borrower”) and (ii) DVB as lender (the “Junior Lender”) pursuant to which the Junior Lender agreed to make available a loan facility to Argos (the “Junior Loan”); and

(e)	your request for the Guarantor to execute a guarantee (the “New Guarantee”) in favour of the Security Trustee guaranteeing the obligations of the Senior Borrowers under the Senior Loan Agreement only (for the avoidance of doubt the New Guarantee will not secure any obligations of the Senior Borrowers under the Senior Master Agreement).

The execution of the New Guarantee referred to in paragraph (e) above would result in a breach of Clause 12.2(c) of the Guarantee. We hereby confirm our approval to proceed with the execution of the New Guarantee subject to the following terms and conditions:

(a)	the Guarantor’s liability pursuant to the New Guarantee shall arise only after the Senior Creditor Parties have first exhausted all means of enforcement available to them against the Senior Borrowers and Odyssia NB (including, but not limited to, the sale of the Ships and a liquidation of the assets of the Senior Borrowers and Odyssia NB) and, such enforcement, does not result in the Senior Creditor Parties fully recovering all amounts due and payable in connection with the secured liabilities under the Senior Loan Agreement;

(b)	90 per cent. of the Senior Loan is insured by K-Sure pursuant to a K-Sure insurance policy;

(c)	the Senior Loan shall not exceed 70 per cent. of the contract price of each Ship, in aggregate;

(d)	until the Junior Loan is repaid in full Odyssia Containers shall not be entitled to pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital (the “Distribution”) unless, after the delivery date of the third Ship to be delivered under the Senior Loan Agreement, the mean gross time charter hire rate payable in respect of each Ship equals or exceeds $39,000 per day in which case Odyssia Containers may make a Distribution in an amount equal to 50 per cent of any available cash flow after making any payments required in accordance with the provisions of the Senior Loan Agreement and the Junior Loan Agreement and the remaining 50 per cent shall be applied towards prepayment of the Junior Loan;

(e)	the Guarantor shall have the option to purchase the Ships at any time during the Security Period;

(f)	the New Guarantee shall not be amended and/or supplemented during the Security Period without the prior written consent of the Lender; and

(g)	the Borrower and the Guarantor signs and returns to us the acknowledgement to this Letter.

Please note that a failure to satisfy any of the conditions referred to above shall constitute an Event of Default entitling the Lender to take any action referred to in clause 18.2 of the Loan Agreement.

A person who is not a party to this Letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Letter.

Please sign the acknowledgement to this Letter and return it to us to confirm your agreement to the terms and conditions of this Letter.

This Letter, and any non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English law.

Yours faithfully

/s/ Markus Schulz /s/ Kerstin Seefeld
Markus Schulz Kerstin Seefeld

for and on behalf of
DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT

We have confirmed and acknowledged, read and understood the terms of your Letter dated November 2013 and hereby irrevocably and unconditionally confirm our agreement to the terms of the same and also agree that failure by us to satisfy the conditions referred to in the Letter shall constitute an Event of Default.

/s/ Filanthi Katsafadou
Filanthi Katsafadou

for and on behalf of
POSEIDON CONTAINERS HOLDINGS LLC

Dated: November 2013

/s/ Maria Danezi
Maria Danezi

for and on behalf of
HECTOR MARINE LLC.

Date: November 2013